EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 06/29/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.52%	3.94%	5.94%
Class B Units	-0.54%	3.87%	5.49%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JUNE 29, 2007

The Grant Park Futures Fund sustained trading losses during the past week.  Positions in the interest rates and stock indices were responsible for the bulk of setbacks; gains came mostly from the soft/agricultural commodities sector.

Short positions in the interest rate markets lost ground as prices for fixed income instruments settled higher for the week.  Economic data released near the end of the week suggested the possibility of lower inflation and slower economic growth, analysts said.  A drop in durable goods orders was partly responsible for the rise in prices during a week that saw the U.S. Federal Reserve Bank decide to leave short term interest rates unchanged at 5.25%.  Policy makers at the central bank maintained that they were still looking for “a sustained moderation” in terms of prices.  Foreign fixed income markets also closed higher, resulting in losses.

Global stock markets finished the week at lower levels, leading to losses for long positions in the sector.  Analysts suggested that the fall in prices reflected investors’ concerns over a possible squeeze on credit in the wake of recent problems experienced by two Bear Sterns hedge funds with exposure to the U.S. subprime loan market.  Long positions in the S&P Composite Index sustained losses.  Foreign markets also lost ground as the Hong Kong Hang Seng and Tokyo Nikkei closed lower.

Lastly, long positions in the soft/agricultural commodities were profitable after some unexpected data from the U.S. Department of Agriculture.  The USDA announced that U.S. farmers planted 64 million acres of soybeans, considerably less than analysts’ estimates.  Prices in the soybean complex rallied heavily on the news, with prices for the November contract settling the week 51 cents higher at $8.8175 per bushel. Analysts said that the drop in soybean acreage was the result of a considerable increase in acreage dedicated to corn.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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